Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-264324
Prospectus Supplement No. 1
(To Prospectus dated May 3, 2022)
INNOVID CORP.
This prospectus supplement updates, amends and supplements the prospectus dated May 3, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264324). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 9, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Common Stock are listed on the New York Stock Exchange under the symbol “CTV.” On May 6, 2022, the closing sale price of our Common Stock was $4.96 per share.
Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 9, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 3, 2022

Innovid Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40048	87-3769599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 Irving Place, 12th Floor
New York, NY 10003
(Address of principal executive offices) (Zip Code)
(212) 966-7555
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTV	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	CTVWS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
As previously reported in a Current Report on Form 8-K on March 3, 2021 (the “Original Filing”), Innovid Corp. (the “Company”) completed its acquisition (the “Acquisition”) of TV Squared Limited, a private company limited by shares incorporated under the laws of Scotland (“TV Squared”) pursuant to a Stock Purchase Agreement (the “SPA”) with TV Squared, the stockholders of TV Squared set forth on Annex I of the SPA (collectively, the “Sellers”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as security holders representative.
This Current Report on Form 8-K/A amends the Original Filing to include the financial statements and pro forma information required by Item 9.01.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
The audited consolidated financial statements of TV Squared and its subsidiaries as of and for the year ended December 31, 2021 and the related notes thereto are filed herewith as Exhibit 99.1. The consent of TV Squared's independent accountant is filed as Exhibit 23.1 to this Form 8-K/A and is incorporated herein by reference.
(b) Pro Forma Financial Information
The unaudited pro forma condensed combined financial information for the year ended December 31, 2021 and the notes to the unaudited pro forma condensed combined financial information, all giving effect to the Acquisition, are filed herewith as Exhibit 99.2
(d) Exhibits

Exhibit No	Description
23.1	Consent of Independent Accountant Ernst & Young LLP
99.1	Audited Consolidated Financial Statements of TV Squared as of and for the year ended December 31, 2021
99.2	Innovid Corp. Unaudited Pro Forma Condensed Combined Financial Information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVID CORP.

Date: May 9, 2022	By:	/s/ Tanya Andreev-Kaspin
	Name:	Tanya Andreev-Kaspin
	Title:	Chief Financial Officer